Exhibit (d)(3)

FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

THIS FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT (the “Amendment”) is made as of September 6, 2013 by and between Greenway Medical Technologies, Inc., a Delaware corporation (“Greenway”), and Vista Equity Partners III, LLC (“Vista”). All initially capitalized terms used but not defined herein shall have the meanings set forth in the Confidentiality Agreement (as such term is defined below).

RECITALS

WHEREAS, Greenway and Vista are parties to that certain Confidentiality Agreement, dated June 14, 2013 (the “Confidentiality Agreement”); and

WHEREAS, on August 16, 2013, Vista confirmed by e-mail to Greenway that Matt Hawkins, Laurens Albada, Rob Smalling, Mark Janiszewski, Shantanu Paul, Sam Snider and Phil Bussey (collectively, the “Vitera Employees”) of Vitera Healthcare Solutions, Inc. (“Vitera”), and Jefferies LLC, The Bank of Montreal and The Royal Bank of Canada (collectively, the “Lenders”), are each “Associates” for the purposes of the Confidentiality Agreement; and

WHEREAS, Vista has engaged Black Duck Software (“Black Duck”) to perform certain assessment services that include detection of open source software in a particular code base and identification of the related licenses in connection with software code provided by Greenway (the “Audit”); and

WHEREAS, Greenway and Black Duck are parties to that certain non-disclosure and acknowledgment agreement, dated September 6, 2013, in connection with the Audit; and

WHEREAS, Greenway and Vista now desire to amend the Confidentiality Agreement pursuant to the terms of this Amendment in order to (i) confirm that each of the Vitera Employees and the Lenders are “Associates” for the purposes of the Confidentiality Agreement and (ii) confirm that any Confidential Information made available, directly or indirectly, by Greenway or Black Duck to Vista relating to the Audit, including (but not limited to) any report by Black Duck that sets forth Black Duck’s findings based on the Audit (the “Confidential Audit Information”) shall not be shared with Vitera, the Lenders or their respective directors, officers or employees, including the Vitera Employees, without prior written consent (e-mail permissible) from Greenway; provided, that Vista may share such Confidential Audit Information, through a secure document sharing system, with Matt Hawkins, Mark Janiszewski and Shantanu Paul.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Greenway and Vista do hereby agree, as follows:

1. Definition of Associate. The definition of Associate in Section 2 of the Confidentiality Agreement is hereby amended and restated in its entirety as follows:

A party’s “Associates” shall mean such party’s subsidiaries (excluding, in the case of Vista, Vitera Healthcare Solutions, Inc. (“Vitera”)) and the respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its subsidiaries (excluding Vitera).

Associates shall also not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund managed by Vista, any proposed joint buyer in a potential negotiated transaction with Greenway or a debt financing source that is not pre-approved in writing (e-mail permissible) by Greenway, which pre-approval may be conditioned upon, among other things, the execution of separate confidentiality agreements with Greenway. Notwithstanding the foregoing, Vista’s “Associates” shall also mean the Vitera Employees and the Lenders.

2. Amendment to Section 3(a) of the Confidentiality Agreement. The second sentence of Section 3(a) of the Confidentiality Agreement is hereby amended and restated in its entirety as follows:

Subject to Section 4 below, neither party will disclose any Confidential Information of the other party to third parties except those Associates of such party who have a good faith need to know the information in order to carry out the discussions of a contemplated Negotiated Transaction; provided, however, that Vista shall not disclose any Confidential Audit Information to Vitera, the Lenders or their respective directors, officers or employees, including the Vitera Employees, without prior written consent (e-mail permissible) from Greenway; provided, further, that, notwithstanding the foregoing, Vista may share such Confidential Audit Information, through a secure document sharing system, with Matt Hawkins, Mark Janiszewski and Shantanu Paul.

3. Miscellaneous. The Confidentiality Agreement shall remain in full force and effect in accordance with its terms and provisions except as expressly amended by this Amendment. Greenway and Vista hereby confirm and ratify each of the provisions of the Confidentiality Agreement as amended herein. This Amendment shall be binding on each of the parties hereto and their respective successors and assigns. This Amendment may be executed in one or more counterparts, each of which shall be valid and binding on the party executing them and all counterparts shall together constitute one and the same document for all purposes. This Amendment may be executed and delivered by facsimile or email signature for execution on the part of one or more parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

GREENWAY MEDICAL TECHNOLOGIES, INC.

By:	/s/ Wyche T. Green, III
Wyche T. Green, III
Chief Executive Officer

Address:

100 Greenway Blvd.
Carrollton, GA 30117

VISTA EQUITY PARTNERS

By:	/s/ James P. Hickey
	Name:	James P. Hickey
	Title:	Principal

Address:

2 Prudential Plaza
180 North Stetson Avenue, Suite 4000
Chicago, IL 60601